PRESS RELEASE

ELINEAR RESPONDS TO AMERICAN STOCK EXCHANGE REQUEST

HOUSTON-- (BUSINESS WIRE) - August 4, 2006—On July 31, 2006, eLinear, Inc. (AMEX: ELU) received a letter from the American Stock Exchange indicating that the Company is in non-compliance with the Exchange’s continued listing standards of Section 1003 of the AMEX Company Guide. Specifically, AMEX noted the Company's failure to comply with Section 1003(a)(i) of the AMEX Company Guide relating to shareholders' equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of three most recent fiscal years and Section 1003(a)(ii) of the AMEX Company Guide relating to shareholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years. The notice was based on a review by the AMEX of the Company's Form 10-QSB for the three months ended March 31, 2006.

The Company has been afforded the opportunity to submit a plan of compliance to the AMEX by August 31, 2006 advising AMEX of the action the Company has taken, or will take, that would bring it into compliance with the continued listing standards listed above by June 30, 2007. If AMEX accepts the plan, the Company may be able to continue its listing during the plan period of up to ten months, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the plan. If AMEX does not accept the Company's plan, or even if accepted, if the Company is not in compliance with the continued listing standards at the end of the plan period or the Company does not make progress consistent with the plan during such period, then AMEX may initiate delisting proceedings.

On July 12, 2006 the Company announced that it signed a Letter of Intent to acquire the operating assets of SweetWater Security Systems, LLC, a Houston based provider of complex wireless video security systems for Public Housing Projects throughout the Southeastern United States. In the transaction, it is contemplated that eLinear will issue 25,000,000 shares of its common stock from authorized but unissued shares for certain assets of SweetWater. Those assets consist of certain accounts receivable, equipment, inventory, contractual agreements and up to $3 million in cash. SweetWater primarily operates in Louisiana, Mississippi, Alabama, and Tennessee and has completed over $3 million in projects to date. The proposed transaction, if completed, will result in a substantial increase in shareholders’ equity. This transaction is scheduled for closing sometime in the fourth quarter and is subject to shareholder approval.

Another critical factor affecting eLinear’s capability to regain compliance will be the achievement of one of the Company’s main goals of operating income profitability on a month to month basis during 2006.

The Company is considering what other actions it may take to regain compliance with the AMEX listing standards and intends to submit a compliance plan to the AMEX Staff in a timely manner.

About eLinear, Inc.

eLinear, Inc. is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the company’s customers are Fortune 2000 and small to medium sized business organizations. eLinear’s services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint and has its headquarters in Houston, Texas. For more information, see http://www.elinear.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company's ability to realize the projected revenues from the newly announced project orders and the future strength of the company's business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear please visit www.elinear.com or www.sec.gov. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For Further Information:

Frank Benedetto	Phillip Michael Hardy

Mirador Consulting, Inc.	eLinear Solutions

Phone 877-MIRADOR Fax: 561-989-0069	Phone: (713) 896-0500

e-mail: fb@miradorconsulting.com	e-mail: investorrelations@elinear.com